EXHIBIT 10.32

FIRST AMENDMENT to the May 26, 1993 License Agreement between ARCH
Development Corporation and GenVec, Inc.

This Amendment is effective as of December 31, 2001 between the University of Chicago (the “University”), Dana Farber Cancer Institute, Inc. (“DFCI”), and GenVec Corporation, a Delaware Corporation (“GenVec”).

WHEREAS, ARCH Development Corporation (“ARCH”), DFCI and GenVec entered into a License Agreement effective on August 20, 1997 (the “Agreement”) that includes various technologies discovered by Dr. Ralph Weichselbaum and colleagues while at the University and Dr. Donald Kufe at DFCI;

WHEREAS, The University, under an agreement with its affiliated corporation, ARCH has the right to license the Licensed Patents and other intellectual property assigned to ARCH;

WHEREAS, GenVec, ARCH, DFCI and the University have identified a new invention of Dr. Weichselbaum and colleagues at the University and DFCI which is deemed complimentary to the business of GenVec but which does not fall within the Licensed Patents found in Schedule A of the Agreement (the “Complimentary Invention” as further described in Schedule A of this First Amendment);

WHEREAS, GenVec desires to include the Complimentary Invention in the terms of the Agreement and also desires certain modifications of the terms and conditions of the Agreement for the Complimentary Invention; and;

WHEREAS, ARCH or the University and DFCI are or will become an assignee of the Complimentary Invention;

WHERAS, the University has completed an inter-institutional agreement with DFCI giving the University the right to exclusively license the Complimentary Invention;

WHEREAS, ARCH, DFCI and the University are willing to amend the Agreement to include the Complimentary Invention and to include such other modifications to the Agreement as are listed below.

NOW, THEREFORE, in consideration of the mutual promises set forth herein and rights obtained thereby, it is agreed as follows:

1.	All references to “ARCH” in the Agreement shall be changed to “University”.

2.
Paragraph 3.A(1)(1) will be deleted in its entirety and replaced with the following: “$* at the time of the filing in the United States by Licensee or any Sublicensee of an NDA on a Licensed Product (such payment referred to as an “NDA Fee”), provided a Licensed Product utilizes the Complimentary Invention.  If Complimentary Invention is not utilized in an NDA on a Licensed Product, NDA”

*The asterisk denotes that confidential portions of this exhibit have been omitted in reliance on Rule 24b-2 of the Securities Exchange Act of 1934. The confidential portions have been submitted separately to the Securities and Exchange Commission

3.
Paragraph 3.B (2) will be amended to read as follows: “In the event that Licensee or its Sublicensee enters into a license agreement with any third party with respect to intellectual property rights which are necessary or useful for Licensee’s practice of the Licensed Patents or the manufacture, use, import and/or sale of any Licensed Product, Licensee and Sublicensees may offset any payments made in accordance with such license agreements against any amounts owed Licensors pursuant to Paragraph 3B herein, on a country-by-country basis, up to a maximum of * of the amounts due under Paragraph 3B.  Any such amounts which are not offset in any quarter may be carried forward until applied.”

4.	Paragraph 4.A(1) shall be amended to include “Fulbright and Jaworski;” after the word “Borum” in line 3.

5.	Paragraph 5.A shall be amended to include

“Resources will be allocated to support this technology in conjunction with GenVec’s ongoing program to advance TNFerade as a product candidate.  These resources will take several forms, including direct research funding of chemoinduction research in the laboratory of Ralph Weichselbaum, and internal work at GenVec to confirm hypotheses surrounding the chemoinduction work.  Upon generation of appropriate clinical data surrounding this technology and gaining required approvals to pursue clinical studies in this area, GenVec anticipates applying further resources to the technology, leading to development of safety and efficacy packages.”

6.
Paragraph 5.B. shall be amended as follows: “For the Complimentary Invention and within thirty (30) days of June 30th during the term of this Agreement, Licensee shall make a written report to UCTech, in such detail as UCTech may reasonably request, covering the preceding twelve (12) months and describing the progress of Licensee towards achieving the development and commercialization of Licensed Products relating to the Complimentary Invention.  Licensee agrees to immediately notify UCTech in writing when commercial products are first sold and when Licensee’s obligation to make running Royalty payments begins.

7.	Paragraph 11.E. is amended to read:

If to UCTech:	UCTech,
The University of Chicago
5640 South Ellis, Suite 405
Chicago, IL 60637
Attention: Director of Technology Transfer

If to GenVec:	GenVec Inc.
65 West Watkins Mill Rd.
Gaithersburg, MD 20878
Attention: President
With a copy to: Vice President, Corporate Development

8.	Paragraph 11.H. shall be deleted in its entirety.

In all other respects the Agreement remains unmodified and in full force and effect.

UCTech, DFCI and GenVec agree to the above amendments to the terms of the License Agreement by the signing of this Amendment by their respective duly authorized officers or representatives:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective duly authorized officers or representatives on the Effective Date above written.

UCTech		GenVec Corporation

By:		By:

Alan E. P. Thomas		Thomas Smart

Director of Technology Transfer		Senior Vice President of Corporate
Date:	2/13/2002	Development

		Date:	2/27/2002

DFCI

By:
Ruth Emyanitoff

Director, Office of Technology Transfer
Date:	2/21/2002